Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the inclusion in the Amendment No. 1 to Registration Statement on Form SB-2 of China Biopharma, Inc. f/k/a/ Techedge, Inc. to be filed with the Commission on or about February 12, 2007, of our report dated February 28, 2005, on the financial statements of China Biopharma, Inc. f/k/a Techedge, Inc. for the fiscal year ended December 31, 2004 and to all references to our Firm included in this Registration Statement.

/s/ Rosenberg Rich Baker Berman & Company

Bridgewater, New Jersey
February 9, 2007